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                                                                     EXHIBIT 2.8



ASSIGNMENT AND TRANSFER OF THE AIRBOSS/AIRFORCE/AIRBROWSE SOFTWARE



         WHEREAS, Telcordia Technologies, Inc., a Delaware corporation having offices at 445 South Street, Morristown, New Jersey 07960, ("Telcordia"), owns, by assignment, all right, title, and interest the Telcordia
AirBoss/AirForce/AirBrowse software products (AirBoss Software), subject to only those exceptions disclosed in this Agreement.

         WHEREAS, AirBoss Acquisition Corporation, a corporation organized and existing under the laws of the State of New Jersey ("AirBoss"), desires to own Telcordia's entire right, title, and interest in and to the Telcordia AirBoss software products; and

         WHEREAS, Telcordia and AirBoss have entered into an Asset Purchase and Transfer Agreement (the Purchase Agreement) on even date herewith under which Telcordia has agreed to transfer all its rights, title and interests in such AirBoss Software to AirBoss; and

         NOW THEREFORE, be it known that, for good and valuable consideration receipt of which is hereby acknowledged,


                        Article 1 - Conveyance of Rights

      Effective as of July 24, 2000, Telcordia hereby transfers, grants, conveys, assigns, and relinquishes exclusively to AirBoss all of Telcordia's right, title and interest in and to both the tangible and intangible property constituting the AirBoss Software, in perpetuity including the following corporeal and incorporeal incidents to the AirBoss Software:

      1. Title to and possession of the media, devices, and documentation that constitute all copies of the AirBoss Software, its component parts, and all documentation related thereto, possessed or controlled by Telcordia; and


      2. All copyright interests owned or claimed by Telcordia pertaining to the AirBoss Software.


                    Article 2 - Delivery of Physical Objects

      Upon the effective date of this Agreement or within a commercially reasonable time thereafter, Telcordia shall deliver to AirBoss: 1) its entire inventory of copies of the AirBoss Software in all forms, and 2) all system and user documentation pertaining to the AirBoss software to include design and development specifications and related memoranda. Delivery shall be accomplished by the transfer of such assets in the possession of the Telcordia employees and contractors who leave Telcordia to become AirBoss employees and/or contractors on or about the effective date.

              Article 3 - Rights Retained or Reserved by Telcordia

         Notwithstanding any other provision of this Agreement, Telcordia, reserves and retains for its own benefit the intangible information, knowledge, skills, and expertise (Know-How) retained in the unaided memory of those Telcordia employees and/or contractors who remain with Telcordia and who have had access to the AirBoss Software and Documentation to permit such employees and/or contractors to use such Know-how in their normal course of


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employement. In addition, notwithstanding any other provision of this Agreement,
Telcordia may retain copies of the AirBoss software as permitted by other agreements with AirBoss in order for Telcordia to fulfill its current obligations to Telkom SA and other customers.

                         Article 4 - Warranty Disclaimer

         Except as expressly provided in a separate agreement, Telcordia shall not be responsible to AirBoss for, or have any duty to conduct or perform, any training, instruction, or presale or postsale, marketing support; any licensing, sublicensing, leasing or distribution; or any modification, correction, updating, enhancement, or technical support of the AirBoss Software. IN ADDITION, THERE ARE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, EVEN IF AIRBOSS HAS BEEN MADE AWARE OF SUCH PURPOSE, AND THE WARRANTY AGAINST INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

                            Article 5 - Miscellaneous

         This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors, and assigns.

         This Agreement shall be governed by and construed in accordance with the laws of New York.

         IN TESTIMONY WHEREOF, each party has caused its authorized representative to execute this Assignment.

TELCORDIA TECHNOLOGIES, INC.          AIRBOSS ACQUISITION CORPORATION

By                                    By
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Date                                  Date
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